Eastside Distilling to Change Ticker Symbol to “EAST” on January 4, 2018

PORTLAND, OR – December 29, 2017 — Eastside Distilling, Inc. (NASDAQ: ESDI) (“Eastside” or the “Company”) today announced that its board of directors has approved a change in the Company’s Nasdaq ticker symbol from “ESDI” to “EAST.” The change in ticker symbol is expected to commence at the market open on January 4, 2018.

“When the opportunity to change our ticker symbol to something as highly recognizable as “EAST” became available, we moved quickly to secure it,” said Grover Wickersham, Eastside’s Chairman and CEO. “In 2017 we took the very big step of uplisting Eastside’s stock to NASDAQ. This greatly expanded the potential audience for our stock. In 2018, we plan to reach out to new institutional investors, individual investors and family offices and tell them about the great things going on at our company. We think that the easier it is for new investors to remember who we are, the easier it will be to attract a wider following. We think this change also represents a clear break from our past as an OTC stock and our emergence as a public company with shares listed on a major national exchange.”

The change in ticker symbol will also apply to the Company’s publicly traded warrants. The warrants, which are also traded on the Nasdaq, will change from “ESDIW” to “EASTW.”

All filings and market related information will be reported under the new symbol effective January 4, 2018, as well. The CUSIP numbers for the common stock and the warrants will remain unchanged.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: ESDI) has been producing high-quality, award-winning craft spirits in Portland, Oregon since 2008. The company is distinguished by its highly decorated product lineup that includes Burnside Bourbon, West End American Whiskey, Goose Hollow Reserve, Below Deck Rums, Portland Potato Vodka, Hue-Hue Coffee Rum and a distinctive line of fruit infused spirits. Eastside Distilling is majority owner of Big Bottom Distilling (makers of The Ninety One Gin, Navy Strength Gin and Delta Rye whiskey) and the Redneck Riviera Whiskey Co. All Eastside, Big Bottom and Redneck Riviera spirits are crafted from natural ingredients for quality and taste. Eastside’s MotherLode Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue, and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:

Eastside Distilling

Grover Wickersham, CEO

503-922-0140

Steve Shum, CFO

971-888-4264

inquiries@eastsidedistilling.com

Investors:

Robert Blum, Joe Diaz or Joe Dorame

Lytham Partners, LLC

(602) 889-9700

esdi@lythampartners.com